DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), June 30, 1996 AND DECEMBER 31, 1995

                               June 30,          December 31,
                                 1996                1995
ASSETS

CASH AND CASH EQUIVALENTS      $ 621,526         $  506,933
PROPERTY                       4,532,477          4,739,872
OTHER ASSETS                     119,192             38,342

TOTAL                         $5,273,195         $5,285,147

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                     $366,776           $364,137

PARTNERS' EQUITY:
General Partners                 (44,221)           (44,075)
Limited Partners               4,950,640          4,965,085
     Total partners' equity    4,906,419          4,921,010

TOTAL                         $5,273,195         $5,285,147

See accompanying notes to financial statements (unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED June 30, 1996 AND 1995

                                June 30,           June 30,
                                  1996               1995
REVENUES:
Rental Income                   $621,173           $616,133
Interest                           4,876              3,689
     Total revenue               626,049            619,822

EXPENSES:
Operating Expenses               307,844            314,744
General and administrative        47,106             46,234
     Total expenses              354,950            360,978

NET INCOME                      $271,099           $258,844

AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners            $268,388           $256,256
    General partners               2,711              2,588
TOTAL                           $271,099           $258,844
NET INCOME PER
   LIMITED PARTNERSHIP UNIT       $11.30             $10.79

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                23,753             23,753

See accompanying notes to financial statements(unaudited).

[/TABLE]

STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995


                                 June 30,         June 30,
                                   1996             1995


REVENUES:
Rental Income                   $1,243,397        $1,228,515
Interest                             7,700             5,896

Total Revenues                   1,251,097         1,234,411

EXPENSES:
Operating Expenses                 602,953           587,256
General and administrative         122,894           120,011

Total expenses                     725,847           707,267

NET INCOME                         525,250           527,144

AGGREGATE NET INCOME ALLOCATED TO:
Limited Partners                   519,998           521,873
General Partners                     5,252             5,271

TOTAL                              525,250           527,144

NET INCOME PER LIMITED
PARTNERSHIP UNIT                     21.89             21.97

LIMITED PARTNERSHIP UNITS
USED IN PER UNIT CALCULATION        23,753            23,753

See accompanying notes to financial statements (unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE SIX MONTHS ENDED June 30, 1996 AND 1995

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL

EQUITY AT DECEMBER 31, 1994     ($41,352)    $5,234,694   $5,193,342

NET INCOME                         5,271        521,873      527,144
DISTRIBUTIONS                     (5,398)      (534,442)    (539,840)

EQUITY AT JUNE 30, 1995         ($41,479)    $5,222,125   $5,180,646

EQUITY AT DECEMBER 31, 1995     ($44,075)    $4,965,085   $4,921,010

NET INCOME                         5,252        519,998      525,250
DISTRIBUTIONS                     (5,398)       (534,443)    (539,841)

EQUITY AT JUNE 30, 1996         ($44,220)     $4,950,640   $4,906,419

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                      June 30,           June 30,
                                        1996               1995

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                           $ 525,250          $ 527,144
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                      207,396            207,396
  Changes in assets and liabilities:
     Increase in other assets          (80,850)           (42,050)
     Increase in liabilities             2,638             23,647
Net cash provided by operating
  activities                           654,434            716,137


CASH FLOWS FROM INVESTING ACTIVITIES -
Purchase of property & equipment                           (5,227)

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners        (539,841)          (539,840)

NET INCREASE IN CASH AND
 CASH EQUIVALENTS                      114,593            171,070

CASH AND CASH EQUIVALENTS:
At beginning of period                 506,933            407,250
At end of period                     $ 621,526          $ 578,320

See accompanying notes to financial statements (unaudited).


DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund VI (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 23,753 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of June 30, 1996, and for the periods ended June 30, 1996 and 1995, is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 20 years. The total cost of property and accumulated depreciation at June 30, 1996, is as follows:

        Land                             $ 1,759,000
        Buildings                          8,364,514
        Furniture and Equipment               35,185
        Total                             10,158,699
        Less: Accumulated Depreciation   ( 5,626,222)
        Property - Net                   $ 4,532,477


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.